EXHIBIT 23.3

[NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, we hereby consent to the inclusion of our report letter dated February 3, 2004 (the “Reserve Letter”), addressed to Westport Resources Corporation, in this Annual Report on Form 10-K of Westport Resources Corporation for the year ended December 31, 2003 (the “Annual Report”), and to all references to our firm and the Reserve Letter included or made a part of the Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (SCOTT) REES, III C.H. (Scott) Rees, III President and Chief Operating Officer

Dallas, Texas
March  4, 2004